Exhibit 99.1

LogicMark, Inc. Announces Reverse Stock Splits

LOUISVILLE, KY, November 15, 2024 — LogicMark, Inc. (Nasdaq: LGMK) (the “Company”), a provider of personal emergency response systems (PERS), health communications devices, and technology for the growing care economy, today announced that the Company’s board of directors has approved a reverse stock split of its common stock at a ratio of 1 post-split share for every 25 pre-split shares.

The Company’s board of directors also approved a corresponding 1-for-25 reverse stock split ratio for its Series C preferred stock, which will occur simultaneously with the reverse stock split of its common stock. The reverse stock splits were approved at a Special Meeting of Stockholders, held on October 1, 2024, and the reverse stock split of the common stock is intended to bring the Company into compliance with Nasdaq’s $1.00 per share minimum bid price requirement for continued listing on the Nasdaq Capital Market. The Company expects that the common stock will begin trading on a split-adjusted basis at the open of trading on Tuesday, November 19, 2024, under the new CUSIP number 67091J 602, and each of the reverse stock splits will be effective as of 5:00 p.m. Eastern Time on November 18, 2024, upon the filing of the applicable certificates with the Secretary of State of the State of Nevada.

Chia-Lin Simmons, the Company’s Chief Executive Officer, commented, “The primary purpose of the reverse split is to bring the Company into compliance with Nasdaq’s $1.00 minimum price requirement. This will enable LogicMark to remain listed and benefit from the advantages of being a Nasdaq-listed company. The reverse split will put us in a better position to execute as we work towards launching new innovative products in the coming months. I would like to thank our shareholders for their vote on October 1, 2024, and for their continued support.”

Information to Stockholders

Nevada Agency and Transfer Company, the Company’s transfer agent for the common stock, will send instructions to stockholders of record who hold stock certificates regarding the exchange of certificates for common stock. Stockholders who hold their shares of common stock in book-entry form or in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares of common stock following the reverse stock splits. Nevada Agency and Transfer Company may be reached for questions at (775) 322-0626.

About LogicMark, Inc.

LogicMark, Inc. (Nasdaq: LGMK) provides personal emergency response systems (PERS), health communications devices and technologies to create a Connected Care Platform. The Company’s devices give people the ability to receive care at home and confidence to age in place. LogicMark revolutionized the PERS industry by incorporating two-way voice communication technology directly into its medical alert pendant and providing this life-saving technology at a price point everyday consumers can afford. The Company’s PERS technologies are sold through the United States Veterans Health Administration and dealers/distributors. LogicMark has been awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments. For more information, please visit www.logicmark.com and www.investors.logicmark.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the reverse stock splits described above and the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; the Company’s ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC.

Investor Relations Contact:

investors@logicmark.com

###